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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Dealertrack Holdings, Inc.
(Name of Issuer)
Common Stock, $0.01 par value per share
(Title of Class of Securities)
242309102
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	242309102	Page	2	of	11

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	GRP Management Services Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,091,913

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,091,913

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,091,913

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.2%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

[1]	Based on 33,849,099 shares of the Issuer’s Common Stock outstanding, as set forth in the Issuer’s prospectus dated December 13, 2005.

CUSIP No.	242309102	Page	3	of	11

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	GRPVC, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,091,913

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,091,913

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,091,913

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.2%[2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

[2]	Based on 33,849,099 shares of the Issuer’s Common Stock outstanding, as set forth in the Issuer’s prospectus dated December 13, 2005.

CUSIP No.	242309102	Page	4	of	11

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	GRP II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,040,008

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,040,008

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,040,008

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.0%[3]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

[3]	Based on 33,849,099 shares of the Issuer’s Common Stock outstanding, as set forth in the Issuer’s prospectus dated December 13, 2005.

CUSIP No.	242309102	Page	5	of	11

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	GRP II, Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		51,905

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		51,905

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	51,905

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.2%[4]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

[4]	Based on 33,849,099 shares of the Issuer’s Common Stock outstanding, as set forth in the Issuer’s prospectus dated December 13, 2005.

CUSIP No.	242309102	Page	6	of	11

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	Credit Suisse, on behalf of the Investment Banking division

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Switzerland

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		220,109

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		220,109

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	220,109

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.7%[5]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	BK

[5]	Based on 33,849,099 shares of the Issuer’s Common Stock outstanding, as set forth in the Issuer’s prospectus dated December 13, 2005.

SCHEDULE 13G
Item 1.
(a)	Name of Issuer:

Dealertrack Holdings, Inc.

(b)	Address of Issuer’s Principal Executive Offices:
1111 Marcus Avenue
Suite M04
Lake Success, New York 11042
Item 2.
(a)	Name of Persons Filing:
(1) GRP Management Services Corp.
(2) GRPVC, L.P.
(3) GRP II, L.P.
(4) GRP II Partners, L.P.
(5) Credit Suisse, on behalf of the Investment Banking division.
(b)	Address of Principal Business Office:
GRP Management Services Corp., GRPVC, L.P., GRP II, L.P. and GRP II Partners, L.P.:
2121 Avenue of the Stars
Suite 1630
Los Angeles, California 90067
Credit Suisse, on behalf of the Investment Banking division:
Uetlibergstrasse 231
P.O. Box 900, CH-8070
Zurich, Switzerland
(c)	Citizenship:
GRP Management Services Corp., GRPVC, L.P., GRP II, L.P. and GRP II Partners, L.P.:
Delaware
Credit Suisse, on behalf of the Investment Banking division:
Switzerland
(d)	Title of Class of Securities:
Common Stock, $0.01 par value per share
(e)	CUSIP Number:
242309102

Item 3.	Statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c):
NOT APPLICABLE

Item 4.	Ownership:

Page 7 of 11 pages

See Item 5 through 9 and 11 of cover pages as to each reporting person
GRPVC, L.P. is the general partner of each of GRP II, L.P. and GRP II Partners, L.P. GRP Management Services Corp. is the general partner of GRPVC, L.P. Merchant Capital, Inc. is the general partner of GRP II Investors, L.P. (the direct owner of 145,589 shares of Dealertrack Holdings, Inc.) and is in turn an indirect wholly-owned subsidiary of Credit Suisse, a bank incorporated under the laws of Switzerland. In accordance with an advisory agreement among GRPVC, L.P., on the one hand, and Merchant Capital, Inc. and GRP II Investors, L.P., on the other hand, GRP II Investors, L.P. makes investment and voting decisions in respect of the Dealertrack Holdings, Inc. shares beneficially owned by it on a parallel basis with GRP Management Services Corp., GRPVC, L.P., GRP II, L.P. and GRP II Partners, L.P.
Credit Suisse Securities (USA) LLC (''CS Sec USA LLC''), a Delaware limited liability company and a registered broker-dealer that effects trades in many companies, including the Issuer, is the direct owner of 74,520 shares of Dealertrack Holdings, Inc. CS Sec USA LLC is an indirect wholly-owned subsidiary of Credit Suisse.

Item 5.	Ownership of Five Percent or Less of a Class:
NOT APPLICABLE

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:
NOT APPLICABLE

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
NOT APPLICABLE

Item 8.	Identification and Classification of Members of the Group:
SEE ATTACHED EXHIBIT 2.

Item 9.	Notice of Dissolution of Group:
NOT APPLICABLE

Item 10.	Certification:
NOT APPLICABLE

Page 8 of 11 pages

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 8, 2006	GRP MANAGEMENT SERVICES CORP.

	By:	/s/ Steven Dietz

Name: Steven Dietz
Its: Vice President

Dated: March 8, 2006	GRPVC, L.P.

	By:	GRP Management Services Corp., its General Partner

		By:	/s/ Steven Dietz

Name: Steven Dietz
Its: Vice President

Dated: March 8, 2006	GRP II, L.P.

	By:	GRPVC, L.P., its General Partner

		By:	GRP Management Services Corp., its General Partner

			By:	/s/ Steven Dietz

Name: Steven Dietz Its: Vice President

Dated: March 8, 2006	GRP II PARTNERS, L.P.

	By:	GRPVC, L.P., its General Partner

		By:	GRP Management Services Corp., its General Partner

			By:	/s/ Steven Dietz

Name: Steven Dietz Its: Vice President

Page 9 of 11 pages

Dated: March 8, 2006	CREDIT SUISSE, on behalf of the INVESTMENT BANKING division

	By:	/s/ Ivy Dodes

Name: Ivy Dodes

Page 10 of 11 pages

EXHIBIT INDEX

Exhibit 1	Joint Filing Agreement, dated as of March 8, 2006

Exhibit 2	List of Group Members

Page 11 of 11 pages